                                  EXHIBIT (5)

           Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating
                   to the issuance of shares of Common Stock
                        pursuant to the above agreement

                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                               ATTORNEYS AT LAW
                         NEW RIVER CENTER, SUITE 1900
                         200 EAST LAS OLAS BOULEVARD
                        FORT LAUDERDALE, FLORIDA 33301


                           TELEPHONE (305) 763-1200
                             MIAMI (305) 940-7847
                        WEST PALM BEACH (407) 737-2627
                           FACSIMILE (305) 523-1952
                         DIRECT LINE: (305) 766-7858



                                 June 9, 1995



Viragen, Inc.
2343 West 76th Street
Hialeah, Florida  33016

     Re: REGISTRATION STATEMENT ON FORM S-8; VIRAGEN, INC. (THE "COMPANY"); 8,242,847 SHARES OF COMMON STOCK

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company and the resale of an aggregate of 8,242,847 shares of Common Stock, par value $.01 per share (the "Common Stock") to be sold by the Selling Security Holders designated in the Registration Statement or pursuant to the Company's 1995 Stock Option Plan ("Plan"). The shares of Common Stock to be sold consist of (i) 1,037,847 shares of Common Stock issued to certain of the Selling Security Holders pursuant to various incentive compensation and employment agreements and (ii) 7,205,000 shares of Common Stock issuable upon exercise of the Company's Common Stock purchase options (the "Options") by the Selling Security Holders and other optionees pursuant to the Plan.

     In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation, By-Laws, the Plan and various agreements and written options provided to officers, directors and key employees of the Company, corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

     Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock presently outstanding is, and the Common Stock to be issued upon exercise of the Options, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the Registration Statement on Form S-8 to be filed with the Commission.



                                     Very truly yours,

                                     ATLAS, PEARLMAN, TROP & BORKSON, P.A.








                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                               ATTORNEYS AT LAW